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                          CERTIFICATE OF DESIGNATIONS

                                       OF

               SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                       OF

                        HAYES WHEELS INTERNATIONAL, INC.

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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                              ---------------------


                The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Hayes Wheels International, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held at which a quorum was present and acting throughout:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article Fourth of the Corporation's Restated Certificate of Incorporation, a new series of Preferred Stock of the Corporation is hereby created and designated as the Series A Convertible Participating Preferred Stock.

        The designation, amount, voting powers, preferences and rights, of the shares of the Series A Convertible Participating Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth below.

        1. Designation and Amount. Five Million (5,000,000) shares of Series A Convertible Participating Preferred Stock, par value $.01 per share, are hereby constituted as a series thereof having the designation

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Series A Convertible Participating Preferred Stock (the "Series A Preferred
Stock").

        2. Rank. The Series A Preferred Stock shall, with respect to rights upon liquidation, winding up and dissolution, rank senior to the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), and to all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding. All shares of the Series A Preferred Stock shall be of equal rank with each other with respect to rights upon liquidation, winding up and dissolution pursuant to Section 5 hereof.

        3. Voting Rights. Except as specifically required by law, the holders of Series A Preferred Stock shall have no voting powers whatsoever.

        4. Dividends and Distributions. When, as and if any dividend or distribution (including by means of a reclassification of the outstanding shares of Common Stock) is declared upon the Common Stock, whether payable in cash or property (other than in shares of Common Stock), the holder of each share of Series A Preferred Stock shall be entitled to receive, out of funds or property, as the case may be, legally available for that purpose, an amount of cash or property equal to the amount of such cash or property payable or distributable with respect to the number of shares of Common Stock that the holder of such share of Series A Preferred Stock would have owned had such share of Series A Preferred Stock been converted into Common Stock on the record date for such dividend or distribution.

        5. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of any other shares of capital stock of the Corporation, the holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus, $.05 per share (the "Liquidation Preference Amount"). If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to pay or distribute in full the Liquidation Preference Amount aforesaid, then such assets shall be paid or distributed among the holders of Series A Preferred Stock so that an equal amount (rounded to the


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nearest whole cent) is paid or distributed with respect to each outstanding share of Series A Preferred Stock. For purposes of this Section 5, a consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up. All payments of the Liquidation Preference Amount shall be made pro rata among the holders of the then outstanding shares of Series A Preferred Stock.

        After payment or distribution of the Liquidation Preference Amount shall have been made in full to the holders of the Series A Preferred Stock as provided in this Section 5, all remaining assets of the Corporation shall be paid or distributed to the holders of shares of capital stock of the Corporation in accordance with the respective terms and conditions applicable thereto; provided that the holders of Series A Preferred Stock shall share ratably in any amounts available for payment or distribution, and required to be paid or distributed, to holders of Common Stock as though each share of Series A Preferred Stock held by each such holder had been converted into Common Stock on the record date for such payment or distribution.

        6.  Conversion.

        (a) Conversion and Effect. Each outstanding share of Series A Preferred Stock shall be automatically converted (the "Conversion"), without any further act of the Corporation or any stockholder, into one (as the same may be adjusted pursuant to the provisions of Section 7 hereof, the "Conversion Rate") duly authorized, validly issued, fully paid and nonassessable share of Common Stock, immediately upon the later to occur of (i) the expiration or termination of any applicable waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the approval of the issuance of such Common Stock by the requisite vote of the stockholders of the Corporation entitled to vote thereon (the "Stockholder Approval"). The Conversion shall be deemed to have occurred immediately following, and on the date of, the Stockholder Approval (the "Conversion Date"). Effective immediately upon the occurrence of the Conversion, with respect to any holder of Series A Preferred Stock, (i) certificates theretofore evidencing shares of Series A Preferred Stock owned by such holder shall be deemed to evidence that number of shares of Common Stock issuable upon the Conversion of such shares of Series A Preferred Stock and (ii) such holder shall be deemed to have become the holder of such shares of Common





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Stock and from and after such time shall have no rights as a holder of Series A
Preferred Stock.

        (b)   Procedures.   Promptly after the Conversion Date, the Corporation
shall give notice (the "Conversion Notice") to all holders of the shares of Series A Preferred Stock (i) stating that all of the issued and outstanding shares of Series A Preferred Stock have been converted, at the Conversion Rate, into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock, and (ii) instructing such holders as to the procedures to be followed to effect the exchange of certificates formerly evidencing shares of Series A Preferred Stock for certificates evidencing shares of Common Stock. Promptly after receipt from a holder of Series A Preferred Stock of any certificate evidencing shares of Series A Preferred Stock, which certificate shall have been delivered in the manner set forth in the Conversion Notice, the Corporation shall issue and deliver to such holder a certificate or certificates evidencing the number of shares of Common Stock to which such holder is entitled.

        (c) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or treasury shares, solely for issuance upon the Conversion as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall be issuable upon the Conversion.

         7.  Antidilution Adjustments.


        (a) In the event that the Corporation shall, at any time or from time to time while the shares of Series A Preferred Stock are outstanding, (i) declare a dividend or distribution on the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case, whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation) or otherwise, the Conversion Rate in effect shall be proportionately adjusted so that the holder of any share of Series A Preferred Stock converted after the earlier of the record date and the effective date of any of such events shall be entitled to receive, upon the Conversion, the number of shares of Common Stock that such holder would have been entitled to receive had such





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Series A Preferred Stock been converted immediately prior to such record date or effective date.

        (b) In case of any consolidation or merger of the Corporation with another person as a result of which the Series A Preferred Stock is not automatically converted pursuant to Section 7(a), each share of Series A Preferred Stock shall thereafter be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation or merger had such share of Series A Preferred Stock been converted immediately prior to the effective date of such event; and, in any such case, appropriate adjustments shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of the shares of Series A Preferred Stock.

        (c) Notwithstanding any other provisions of this Section 7, until the effective date of the Conversion, the Corporation shall not be required to make any adjustment to the Conversion Rate unless such adjustment (plus any adjustments not previously made by reason of this paragraph (c)) would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. Any lesser adjustment shall be carried forward and shall be made
(i) no later than the time of, and together with, the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) or (ii) at the effective date of the Conversion, whichever is earlier. All adjustments shall be carried out to five decimal places.

        (d) The Conversion Rate shall, subject to Section 7(c), be adjusted, cumulatively, for each and every event set forth in Section 7(a) or 7(b) occurring prior to the effective date of the Conversion.





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        (e) Whenever one or more adjustments to the Conversion Rate are required by the provisions of this Section 7, the Corporation shall forthwith place on file with the transfer agent, if any, for the Common Stock and the Series A Preferred Stock, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Conversion Rate. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment to the Conversion Rate, the Corporation shall mail a notice thereof to each holder of shares of Series A Preferred Stock containing a brief description of the transaction causing such adjustment and the resulting Conversion Rate.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf as of this 24th day of June, 1997 by a duly authorized officer of the Corporation.

                                             HAYES WHEELS INTERNATIONAL, INC.



                                             By:    /s/  Daniel M. Sandberg
                                                -------------------------------
                                                Name:    Daniel M. Sandberg
                                                Title:   Secretary


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